SCHEDULE 14C INFORMATION

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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND

SMALL-CAP GROWTH PORTFOLIO

INFORMATION STATEMENT DATED JULY 28, 2020

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the Small-Cap Growth Portfolio and is being sent on or about July 28, 2020 to the shareholders of record as of July 24, 2020.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.	Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser, a new sub-advisory agreement, and a fund name change with respect to the Small-Cap Growth Portfolio (formerly named Developing Growth Portfolio) (the “Fund”), effective on or about May 1, 2020. Information concerning the change in sub-adviser and fund name change were included in a supplement dated March 20, 2020 to the Trust’s prospectus for Class D, Class I and Class P shares dated May 1, 2019. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA”), PLFA and the Trust can hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, with sub-advisers affiliated with PLFA) without shareholder approval in accordance with the requirements of the exemptive order. The information contained herein is being provided pursuant to the requirements of the exemptive order.

At a meeting held on March 18, 2020, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on or about May 1, 2020, a new sub-advisory agreement with Massachusetts Financial Services Company, doing business as MFS Investment Management (“MFS”), with respect to the Fund (the “MFS Sub-Advisory Agreement”) and appointed MFS as the new sub-adviser for the Fund. Also at the March 18, 2020 meeting, the Board terminated the sub-advisory agreement for the Fund with the prior sub-adviser upon the effectiveness of the MFS Sub-Advisory Agreement. In connection with the change in sub-adviser, changes were also made to the Fund’s investment strategies.

MFS’ appointment as the sub-adviser and the Board’s approval of the MFS Sub-Advisory Agreement were made in accordance with the requirements of the exemptive order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings were sold and new investments were purchased in accordance with recommendations by MFS. PLFA and/or the Trust retained a transitioning agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of MFS as sub-adviser, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that MFS be appointed as the new sub-adviser for the Fund and in evaluating the proposed MFS Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of MFS and PLFA’s analysis in reaching its conclusion to recommend MFS as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed appropriate.

In evaluating the MFS Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining MFS as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by MFS. In this regard, the Trustees considered various materials relating to MFS, including copies of the proposed MFS Sub-Advisory Agreement; copies of MFS’ Form ADV; financial information; a written presentation from MFS; a comprehensive report including an assessment by PLFA; responses from MFS to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered a verbal presentation at a meeting held virtually on March 18, 2020 from management and investment personnel from MFS where all attendees could hear each other clearly.

The Trustees considered that under the MFS Sub-Advisory Agreement, MFS would be responsible for providing the investment advisory services for the Small-Cap Growth Portfolio’s assets, including investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Small-Cap Growth Portfolio over both the short- and long-term, the organizational depth and resources of MFS, including the background and experience of MFS’ management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved MFS’ written compliance policies and procedures and code of ethics, and that the Trust’s Chief Compliance Officer previously provided an assessment of MFS’ compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. The Trustees also took note of the due diligence PLFA conducted with respect to MFS, and were aided by the assessment and recommendation of PLFA and the presentation and materials provided by MFS.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Small-Cap Growth Portfolio by MFS under the MFS Sub-Advisory Agreement.

B.	Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a small-cap growth equity strategy and PLFA’s identification of MFS to serve as sub-adviser with regard to the Small-Cap Growth Portfolio’s day-to-day investment activities. The Trustees considered factors concerning performance in connection with their consideration of this matter and in connection with approval of the related MFS Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of funds and a composite managed by the same MFS portfolio manager that would manage the Small-Cap Growth Portfolio using similar investment strategies (the “MFS Comparable Performance”). The Trustees considered that this information included a comparison of the MFS Comparable Performance against a pertinent benchmark for the one-, three-, five- and ten-year and since inception periods, as applicable, as of September 30, 2019.

The Trustees considered additional information about the historical performance of a fund managed by the same MFS portfolio manager that would manage the Small-Cap Growth Portfolio using similar investment strategies. The Trustees considered that this information included a comparison of the fund’s performance against a pertinent benchmark and an applicable peer group for the one-, three- and five-year periods as of December 31, 2019, as well as performance for each of the past five calendar years. Additionally, the Trustees considered the standard deviation, risk-adjusted returns and other performance metrics of the fund during certain periods.

The Board determined that MFS’ performance record was acceptable.

C.	Advisory and Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of MFS with regard to other funds with substantially similar investment strategies as the Small-Cap Growth Portfolio. The Trustees also considered that the proposed sub-advisory fee schedule under the MFS Sub-Advisory Agreement contains a breakpoint. The Trustees also considered that the advisory fee schedule would remain unchanged. In comparing the proposed sub-advisory fees to be paid by the Small-Cap Growth Portfolio to fees charged by MFS for the other similarly-managed funds, the Trustees noted that there were differences in either: (i) the nature of Small-Cap Growth Portfolio and those other funds, (ii) the services provided to each, (iii) the client’s overall relationship with MFS, and/or (iv) regulatory differences that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and MFS, and that the Small-Cap Growth Portfolio’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser change.

The Board concluded that the compensation payable under the MFS Sub-Advisory Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to MFS of sub-advising the Small-Cap Growth Portfolio and the projected profitability of the MFS Sub-Advisory Agreement to MFS, to the extent practicable based on the information provided by MFS. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and MFS with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the MFS Sub-Advisory Agreement to MFS is an estimate because it had not yet begun to manage the Small-Cap Growth Portfolio, the Trustees considered that projected profitability information for MFS at this time was of limited utility.

The Trustees considered the organizational strengths of MFS and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Small-Cap Growth Portfolio. The Board concluded that the Small-Cap Growth Portfolio’s fee structure reflected in the MFS Sub-Advisory Agreement is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and MFS concerning other benefits that may be received by MFS and its affiliates as a result of their relationship with the Small-Cap Growth Portfolio, including the anticipated use of soft-dollars by MFS. In this regard, the Trustees noted that MFS represented that it anticipates using soft dollar credits generated by Small-Cap Growth Portfolio commissions to pay for research services. The Trustees considered potential benefits to be derived by MFS from its relationship with the Small-Cap Growth Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the MFS Sub-Advisory Agreement is in the best interests of the Small-Cap Growth Portfolio and its shareholders; and (ii) the compensation payable under the MFS Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The MFS Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. MFS, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies and restrictions. MFS bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the MFS Sub-Advisory Agreement. The Fund is responsible for all of its respective expenses not specifically assumed by MFS under the MFS Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the MFS Sub-Advisory Agreement, MFS, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the MFS Sub-Advisory Agreement, except by reason of MFS’ willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of MFS’ obligations and duties under the MFS Sub-Advisory Agreement.

In addition, MFS has agreed to indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of MFS’ responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, MFS’ obligations and/or duties under the MFS Sub-Advisory Agreement by MFS (or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of MFS) (other than a PL Indemnified Person); (ii) are based upon MFS’ (or its agent’s or delegate’s) breach of any provision of the MFS Sub-Advisory Agreement, including breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by MFS or any affiliated person or agent or delegate of MFS (other than a PL Indemnified Person); or (iv) are based upon a breach of MFS’ fiduciary duties to the Trust or violation of applicable law.

The MFS Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The MFS Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the MFS Sub-Advisory Agreement. The sub-advisory fee rate under the prior sub-advisory agreement and the new sub-advisory fee rate under the MFS Sub-Advisory Agreement are referenced below:

Prior Fee Schedule[1]	New Fee Schedule[2]
0.600% on the first $100 million	0.425% on the first $250 million
0.450% on the next $150 million	0.400% on assets over $250 million
0.400% on net assets over $250 million

[1]	When determining the breakpoint rate under the prior sub-advisory agreement, the average daily net assets of the Fund were aggregated with the average daily net assets of the PF Developing Growth Fund, a series of Pacific Funds Series Trust, which was managed by the prior sub-adviser.
[2]	When determining breakpoint rates under the MFS Sub-Advisory Agreement, the average daily net assets of the Fund will be aggregated with the average daily net assets of the PF Small-Cap Growth Fund, a series of Pacific Funds Series Trust. The Fund’s assets will only be combined while MFS is managing both the Fund and the PF Small-Cap Growth Fund. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Fund only.

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through April 30, 2020, pursuant to a sub-advisory agreement dated May 1, 2014, as amended. For the fiscal year ended December 31, 2019, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-advisor totaled $1,060,363.78. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by PLFA would have been $869,153.81. This amount would have been a decrease in such fees paid by PLFA of approximately 18.03%. For the Fund’s fiscal year ended December 31, 2019, the Fund did not pay any brokerage commissions to an affiliated broker of MFS.

IV.	Information Regarding MFS

The parent company and majority owner of MFS is Sun Life of Canada (U.S.) Financial Services Holdings, Inc. (“Sun Life of Canada U.S.”), which is wholly-owned by Sun Life Financial (U.S.) Investments LLC.

Sun Life Financial (U.S.) Investments LLC is wholly-owned by Sun Life Financial (U.S.) Holdings, Inc., which is wholly-owned by Sun Life Assurance Company of Canada – U.S. Operations Holdings, Inc., which is wholly-owned by Sun Life 2007 – 1 Financial Corp.

Sun Life 2007 – 1 Financial Corp. is wholly-owned by Sun Life Global Investments Inc., which is wholly-owned by Sun Life Financing Inc., the ultimate parent of MFS.

As of March 31, 2020, the total assets under management of MFS and its advisory affiliates were approximately $435 billion.

The addresses for the entities above are as follows:

Entity Name	Address
MFS and Sun Life of Canada U.S.	111 Huntington Avenue Boston, MA 02199
Sun Life Financing Inc., Sun Life 2007 – 1 Financial Corp. and Sun Life Global Investments Inc.	1 York Street Toronto, Ontario M5J 0B6, Canada
Sun Life Financial (U.S.) Investments LLC, Sun Life Financial (U.S) Holdings, Inc., and Sun Life Assurance Company of Canada – U.S. Operations Holdings, Inc.	One Sun Life Executive Park Wellesley Hills, MA 02481

MFS acts as investment adviser to the following registered investment companies, that have similar investment objectives as the Fund.

Fund Name	Net Assets (as of March 31, 2020)	Compensation Rate	Waived/Reduced/Agreed to Reduce (Yes or No)
MFS New Discovery Fund	$1.3 billion	0.90% on the first $1 billion; 0.80% on the next $1.5 billion; 0.75% on the next $2.5 billion; and, 0.70% on assets over $5 billion	N/A
MFS Variable Insurance Trust – MFS New Discovery Series	$600.6 million	0.90% on the first $1 billion; and 0.80% on assets over $1 billion	Yes[1]

[1]	MFS has agreed in writing to bear the fund's expenses, excluding interest, taxes, extraordinary expenses, brokerage and transaction costs, and investment-related expenses (such as interest and borrowing expenses incurred in connection with the fund's investment activity), such that "Total Annual Fund Operating Expenses" do not exceed 0.94% of the class' average daily net assets annually for Initial Class shares and 1.19% of the class' average daily net assets annually for Service Class shares. This written agreement will continue until modified by the fund's Board of Trustees, but such agreement will continue until at least April 30, 2021.

As of May 15, 2020, MFS’ principal executive officer and directors, and their principal occupations, are:

Name[1]	Title(s) and Principal Occupation with MFS
Carol W. Geremia	Director, President and Head of Global Distribution
Robert J. Manning	Director, Executive Chairman and Chairman of the Board of Directors
Michael W. Roberge	Director and Chief Executive Officer
Edward M. Maloney	Executive Vice President and Chief Investment Officer
David A. Antonelli	Vice Chairman
Robin A. Stelmach	Vice Chairman
Jonathan N. Aliber	Executive Vice President and Chief Technology Officer
Heidi W. Hardin	Executive Vice President, General Counsel and Secretary
Amrit Kanwal	Executive Vice President and Chief Financial Officer
Mark A. Leary	Executive Vice President and Chief Human Resources Officer
Martin J. Wolin	Chief Compliance Officer
Jacques Goulet	Director
Melissa J. Kennedy	Director
Kevin D. Strain	Director

[1]	The address of Mr. Goulet, Ms. Kennedy and Mr. Strain with respect to their positions with MFS is 1 York Street, Toronto, Ontario, M5J 0B6, Canada. The address of all other individuals listed with respect to their positions with MFS is 111 Huntington Avenue, Boston, MA 02199.

No Officer or Trustee of the Trust is an officer, director or shareholder of MFS (including its affiliates).

Additional Information

Additional information about MFS is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s semi-annual report for the fiscal half-year ended June 30, 2020 will be sent to shareholders and may be requested without charge once available by referring to the Trust’s contact information below. The Trust’s annual report for the fiscal year ended December 31, 2019 and the Trust’s semi-annual report for the fiscal half-year ended June 30, 2019 were both previously sent to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com
Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660
Telephone:	Pacific Life Annuity Contract Owners: 1-800-722-4448

Annuity Financial Advisors: 1-800-722-2333

Pacific Life Insurance Policy Owners: 1-800-347-7787

PL&A Annuity Contract Owners: 1-800-748-6907

PL&A Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

15-50575-00

PSFIS0720